Exhibit 99.1

Key Energy Services, Inc.	June 20, 2012
1301 McKinney Street
Suite 1800	Contact:
Houston, TX 77010	Gary Russell, Investor Relations
713-651-4434

FOR IMMEDIATE RELEASE

Key Energy Services Expects Second Quarter 2012 Earnings from

Continuing Operations of $0.18 to $0.20 per Diluted Share

HOUSTON, TX, June 20, 2012 – Key Energy Services, Inc. (NYSE: KEG) expects results for its second quarter 2012 to be below prior expectations with consolidated revenue from continuing operations now forecasted to increase 5% to 7% compared to the first quarter 2012. Key also expects second quarter 2012 earnings from continuing operations to be $0.18 to $0.20 per diluted share. Key’s prior second quarter guidance anticipated sequential consolidated revenue growth of 10% to 15% and earnings from continuing operations of $0.31 to $0.33 per diluted share.

Second quarter revenue in Key’s U.S. operations is expected to increase 2% to 4% sequentially, with approximately 45% of the growth coming from our rig service business. Outside of the U.S., Key’s second quarter revenue is expected to increase approximately 35% sequentially, largely on growth in Mexico and consistent with prior expectations.

Key’s Chairman, President and Chief Executive Officer, Dick Alario, elaborated, “Our outlook for the remainder of 2012 is for international results to be in line with earlier expectations, with full year international revenue up approximately 75% from 2011. However, we now expect full year U.S. revenue to increase in the range of 15% compared to 2011, down from our earlier expectations of a 25% increase. We now project our 2012 U.S. operating income margins to decline by approximately 200 basis points from 2011, and we reduced our 2012 capital spending budget by $100 million to $350 million.

“Our revised forecast assumes lower activity growth than we previously estimated in the liquid shale markets throughout 2012 and further activity and pricing declines in the natural gas markets, which are impacting our fluid management, coiled tubing, and rental service businesses. That said, we continue to project that our U.S. rig service business will produce results in line with our previous estimates.”

Mr. Alario continued, “While conditions could worsen beyond what’s been signaled by our customers, we believe we’ve captured the downside impact to our near-term outlook in the U.S. market. Longer-term, Key’s outlook for growth opportunities, particularly in the oil markets, remains positive. We will more fully communicate our outlook and provide any further updates on our second quarter earnings conference call.”

Key intends to report its second quarter 2012 financial results after market close on Thursday, July 26, 2012 and host a conference call to discuss those results on Friday, July 27, 2012. Additional conference call details will be provided at a later date.

June 20, 2012

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management, and include statements regarding estimated capital expenditures, future operational expectations, and anticipated financial performance in 2012. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that Key will be unable to achieve its revised financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income margins (whether for Key as a whole or for geographic regions and/or business segments individually), which projections are based on uncertain customer activity, pricing and spending levels as well as uncertain short-term and long-term expectations of both U.S. and international market conditions, including in the oil, liquid shale and natural gas markets; risks that market fundamentals in the U.S. could further deteriorate or worsen beyond current expectations and/or that Key could experience further unexpected declines in activity and demand for its rig service, fluid management service, coiled tubing service, and fishing and rental service businesses; risks affecting Key’s international operations, including risks that Key may not be able to achieve its international growth and mobilization strategy in Mexico and other foreign countries in which Key operates; risks, in responding to changing or declining market conditions, that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed and used in Key’s businesses; risks relating to changes in the demand for or the price of oil and natural gas; risks that Key may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; and other risks affecting Key’s ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.

Because such statements involve risks and uncertainties, many of which are outside of Key’s control, Key’s actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, the Middle East and Russia.

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